EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement")is made and entered into on November 8, 2005 (the "Effective Date"), by and between PARALLEL TECHNOLOGIES, INC., a Nevada corporation (the "Company"), and Mr. FU Li ("Executive")(collectively the "Parties").

WITNESSETH:

WHEREAS, the Company is engaged in the business of manufacturing, distributing and marketing bimetallic composite wire products, primarily copper clad aluminum wires and copper clad steel wires (the "Business"); and

WHEREAS, Executive has represented that he has the experience, background and expertise necessary to enable him to perform all of the duties and execute all of the responsibilities contemplated by this Agreement; and

WHEREAS, based on such representation, the Company wishes to employ Executive as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1. DEFINITIONS.

1.1. "Affiliate" means any Person controlling, controlled by or under common control with the Company.

1.2. "Board" means the Board of Directors of the Company.

1.3. "Cause" means (a) the Executive, in carrying out the Executive's duties and responsibilities under this Agreement, is guilty of neglect or misconduct resulting, in either case, in economic harm to the Company and/or any of its subsidiaries or Affiliates, or (b) the Executive breaches this Agreement.

1.4. "Change in Control" means any transaction or series of transactions pursuant to which a non-Affiliate obtains more than fifty percent (50%) of the Company's voting securities or obtains the ability to cast more than fifty percent (50%) of the votes at the Company's shareholder meetings.

1.5. "Common Stock" means the Company's $0.006 par value per share common stock.

1.6. "Date of Termination" means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5) is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of "Date of Termination" shall affect any of the cure rights provided to the

Executive or The Company in this Agreement).

1.7. "Disability" means the Executive's inability to render, for a period of nine consecutive months, services hereunder.

1.8. "Person(s)" means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934, as amended, and as used in Sections 13(d) and 14(d) thereof.

1.9. "Prospective Customer" shall mean any corporation, partnership, trust or Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the proceeding 18 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any Company subsidiary or Affiliate.

2. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of The Company.

2.1. Duties. Executive shall serve as the Company's Chief Executive Officer and shall be responsible for management of the Company's business and strategic planning, including, but not limited to, management of the business of Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd., Dalian Fushi Bimetallic Wire Co., Ltd., and responsibilities as are from time to time assigned to him by the Board of Directors of the Company.

3. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date, and shall continue for a period of ten (10) years (the "Term" or "Term of Employment") unless terminated as set forth herein.

4. COMPENSATION.

4.1. Salary. Executive's salary during the Term shall be $240,000 per year (the "Salary") payable every two weeks. All applicable withholding taxes shall be deducted from such payments. Executive's salary may be increased at the discretion of the Compensation Committee of The Company's Board of Directors.

4.2. Bonus. The Company shall determine in its sole discretion to pay Executive any bonus amount above the salary set forth above.

4.3. Benefits. Executive shall receive such benefits as may be available to the employees or executives of the Company or any Company Affiliate.

4.4. Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive's duties and responsibilities hereunder. At the end of each fiscal year, the Executive and the Company shall in good faith reconcile any differences and disputes with respect to timing, right to reimbursement, reasonableness or documentation of any items of expense reimbursement, it being agreed that no good faith dispute respecting any of the foregoing shall constitute a basis

for the Executive or the Company terminating or attempting to terminate this Agreement.

4.5. Vacation. During each year of the Term of Employment, the Executive shall be entitled to five weeks of paid vacation taken at such times so as to not materially impede his duties hereunder. Vacation days that are not taken may not be carried over into future years.

5. Termination.

5.1. Termination Due to Death or Disability.

5.1.1. Death. This Agreement shall terminate immediately upon the death of Executive. Upon Executive's death, Executive's estate or Executive's legal representative, as the case may be, shall be entitled to only the following:

5.1.1.1. All Salary accrued, but unpaid as of the date of Executive's death and all accrued vacation pay for the year of death; and

5.1.1.2. reimbursement pursuant to Section 4.4, or any other provision hereof, for all expenses incurred but not yet paid.

5.1.2. Disability. In the event of Executive's Disability, this Agreement shall terminate and Executive shall be entitled to receive only the following:

5.1.2.1. continuation of Executive's Salary for Executive's Disability period (it being understood that such period will be six months from the first date that Executive is unable to work) and 50% of Executive's Salary for the three (3) months thereafter; and

5.1.2.2. reimbursement pursuant to Section 4.4, or any other provision hereof, for all expenses incurred but not yet paid.

5.2. Termination by The Company for Cause. The Company may terminate the Executive's employment hereunder for Cause as provided in this Section 5.2. If The Company terminates the Executive's employment hereunder for Cause, the Executive shall be entitled only to:

5.2.1. the Executive's accrued and unpaid Salary through the Date of Termination;

5.2.2. any accrued vacation pay for the year in which the termination occurs; and

5.2.3. reimbursement pursuant to Section 4.46 hereof or any other provision of this Agreement for expenses incurred, but not yet paid prior to such termination of employment.

5.3. Termination Without Cause. The Company may terminate the Executive's employment hereunder without Cause; provided, however, that in the event of such termination, the Company shall pay to Executive a lump sum equal to all remaining Salary payments due under this Agreement for the period beginning on the Date of Termination and ending on the last day

of the term (the "Severance Payment"). For the purposes of this Section 5.3, it shall be assumed that the Salary will increase by 20% on each anniversary of the Effective Date, starting from the Date of termination. The Severance Payment shall be payable to Executive within ten (10) business days of the Date of Termination without Cause.

5.4. Termination by Executive. Any termination of this Agreement by Executive, by formal notice, or failure to perform under this Agreement, shall have the same effect as a termination by The Company for Cause.

5.5. Notice of Termination. Any termination of the Executive by The Company shall be communicated by a notice of termination to Executive given in accordance with Section 9.3 of this Agreement (the "Notice of Termination"). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice, specify the dates on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

5.6. Payment. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within thirty (30) days after the Date of Termination, such amount shall be estimated on a good faith basis by The Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

6. Executive's Representation. The Executive represents and warrants to The Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; and (b) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7. Non-Competition: Non-Disclosure.

7.1. Trade Secrets. Executive acknowledges that his employment position with the Company is one of trust and confidence. The Executive further understands and acknowledges that, during the course of the Executive's employment with the Company, the Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company's subsidiaries and Affiliates, , including, but not limited to, their methods of operation, methods of manufacturing, practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which the Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its subsidiaries (hereinafter "Trade Secrets"). The Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. The

Executive further acknowledges that, absent the protections afforded the Company and its subsidiaries in this paragraph, the Executive would not be entrusted with any of such Trade Secrets. Accordingly, the Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement, regardless of the reason) as follows:

7.1.1. The Executive will at no time take any action or make any statement that will discredit the Company, any of its Affiliates, subsidiaries or their products or services.

7.1.2. During the period of the Executive's employment with the Company and for 60 months immediately following the termination of such employment, the Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its Affiliates, subsidiaries, divisions or affiliated companies (collectively the "Companies") in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available.

7.1.3. Upon the termination of the Executive's employment with The Company, the Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which the Executive acknowledges are the sole and exclusive property of the Companies or any one of them.

7.1.4. During the term of the Agreement and, subject to the provisions of Subsection 7.1.6 hereof, for a period of 36 months immediately following the termination of the Executive's employment with The Company, Executive will not:

7.1.4.1. solicit or accept competing business from any customer of any of the Companies or any person or entity known by the Executive to be or have been, during the term of the Executive's employment with The Company, a customer or Prospective Customer (as hereinafter defined) of any of the Companies without the prior written consent of the Company (which consent will not unreasonably be withheld);

7.1.4.2. encourage, request or advise any such customer or prospective customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

7.1.4.3. compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company's sole discretion;

provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934, as amended.

7.1.4.4. The Executive will not during the period of his employment with the Company and, subject to the provisions hereof for a period of 36 months immediately following the termination of Executive's employment with the Company,

7.1.4.4.1. conspire with any person employed by any of the Companies with respect to any of the matters covered hereunder;

7.1.4.4.2. encourage, induce or solicit any person employed by any of the Companies to facilitate the Executive's violation of the covenants contained hereunder;

7.1.4.4.3. assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.4.4.4. employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2. The Executive expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and the Executive's agreement hereto is an integral part of the consideration to be rendered by the Executive which justify the rate and extent of the compensation provided for hereunder.

7.3. The Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to injunctive relief to enforce that covenant.

7.4. <u>Successors</u>.

7.4.1. <u>The Executive</u>. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate, heirs, beneficiaries, and/or legal representatives.

7.4.2. <u>The Company</u>. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8. <u>Miscellaneous</u>.

8.1. Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.3. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Fu Li
Shuang Qiang Road, Jinzhou
Dalian, PRC 116100
(011)-86-411-8770-3333

If to The Company:
211 West Wall Street
Midland, Texas 79701
(432) 862-1761

With a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022

Facsimile: 212-688-7273

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.4. Withholding. The Company may withhold from any amounts payable under the Agreement, such taxes as may be required under applicable law.

8.5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.6. Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.7. Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.8. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.9. Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.10. Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be joint effort of the parties hereto and shall be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.11. Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PARALLEL TECHNOLOGIES, INC..
a Nevada corporation

By:__________________________

____
FU Li

Title:__________________________